United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 28, 2005

Date of report (date of earliest event reported)

Commission File No.	Name of Registrant, State of Incorporation, Address of Principal Executive Offices and Telephone No.	IRS Employer Identification No.
000-1125	Madison Gas and Electric Company (a Wisconsin Corporation) 133 South Blair Street Madison, Wisconsin 53703 (608) 252-7000	39-0444025
www.mge.com (Web site)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 28, 2005, Madison Gas and Electric Company (the Company) entered into an unsecured line of credit note with JPMorgan Chase Bank, N.A. See Item 2.03 for a description of the terms of the note.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On November 28, 2005, the Company entered into an unsecured line of credit note with JPMorgan Chase Bank, N.A., pursuant to which the Company may borrow from time to time up to $20 million. This note replaces the line of credit note dated September 30, 2005, in the amount of $10 million. Any borrowings under the note will bear interest at the London Interbank Offering Rate (LIBOR) plus 0.40% per annum, and any such interest shall be payable monthly, commencing December 30, 2005. Amounts borrowed under the note may be repaid and reborrowed from time to time until the maturity of the note. The note will reduce to $10 million on December 31, 2005, and will mature on March 31, 2006.

Payment of the note may be accelerated upon an event of default. Events of default under the note include, among other things, any failure to pay any other debt; insolvency or bankruptcy of the Company; any judgment is entered against the Company; dissolution, merger, or consolidation of the Company or a sale of a material part of the assets of the Company, without the bank’s consent; or a material, adverse change in the existing or prospective financial condition of the Company.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Madison Gas and Electric Company

(Registrant)

/s/ Jeffrey C. Newman

Jeffrey C. Newman

Vice President and Treasurer

Date: December 1, 2005